EXHIBIT 10.5

Shutterstock, Inc.
Empire State Building
350 Fifth Avenue, 21st Floor
New York, NY 10118
1-866-663-3954 (US)
1-646-419-4452 (Int’l)

November 15, 2016

Dear Steve,

We're happy to extend an offer of employment for the position of Chief Accounting Officer at Shutterstock Inc. ("Shutterstock" or “Company”). This offer is contingent upon your written consent to, and the satisfactory completion of a background check and verification of your employment eligibility to work in the United States.

Your employment will be "at-will", meaning that Shutterstock and you each have the right to end the employment relationship at any time, without reason or notice. You will be required to comply with and consent to all policies and procedures applicable to Shutterstock employees.

The job responsibilities will be as described in our interview process but are subject to change as necessary, and as directed.

Your pre-tax annual salary (Base Salary) will be $350,000 per year, paid bi-weekly at a rate of $13,461.54 minus appropriate withholding taxes and deductions. There are 26 pay periods annually.

For 2017 you will be eligible to be considered for an annual discretionary cash bonus of up to 50% of your Base Salary (less all applicable taxes and deductions). Bonus payments will be prorated in an amount proportional to the length of time you are employed by Shutterstock during the applicable calendar year. The determination of bonus payments will be based on the achievement of certain objective or subjective criteria established by, and in the sole discretion of the Company. Further, payment of any bonus is subject to you being employed by Shutterstock at the time of payment.

Pending Shutterstock’s Board of Directors’ approval, you will receive a grant of 18,000 unvested restricted stock units (RSUs). Vesting of the grant will be over 3 years. 33% of the grant will vest on each of the first and second anniversaries of the original grant date and 34% of the grant will vest on the third anniversary of the original grant date. Vesting will cease if your employment terminates for any reason. Complete details of the grant will be provided to you in a separate Stock Award Agreement, which will govern the terms of your Stock Award, including vesting.

If your employment with the Company is terminated without Cause (as defined below), then the Company shall pay you any earned but unpaid base salary and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if you sign a waiver and release of claims in a form to be provided by the Company (the “Release”) within the time period specified therein, and allow it to become effective in accordance with its terms, then the Company shall pay you an amount equal to three months of your base salary in effect at the time of termination. This amount shall be paid in equal monthly installments over a three-month period (the “Severance Period”), with the first payment to be made within fifteen days following the effective date of the Release and will be subject to required withholding. In addition, if you are eligible for and timely elect COBRA coverage, the Company will pay your COBRA premiums until the earlier of (x) three months after your termination of employment or (y) the date upon which you become eligible for coverage under another employer’s group health plan; provided, however, such payment will be taxable to the extent required to avoid adverse consequences to you or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. Notwithstanding the foregoing, in the event you become employed during the Severance
Period, all severance amounts due and payable hereunder shall immediately cease as of the date you accept such employment without any further obligation by the Company.

“Cause” shall mean the occurrence of any of the following: (i) your gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or your violation of any written Company policy; (ii) your commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude; (iv) your alcohol abuse or other substance abuse; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) your material breach of any of your obligations under any written agreement or covenant with the Company.

You will receive 21 days of paid time off per year (accruing at 1.75 days per month), in addition to 10 company paid holidays.

You and your qualifying dependents will be eligible to participate in the employee benefit plans offered by Shutterstock and generally made available to similarly situated employees of the Company. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

We look forward to welcoming you to the company!

Please indicate your consent to the foregoing terms of employment by electronically signing below.

CONSENTED TO AND AGREED:

/s/ Steve Ciardiello                         11/15/16
Steve Ciardiello    Date: